Exhibit 99.1

Premier, Inc. Reports Fiscal-Year 2023 Third-Quarter Results

Updates Fiscal-Year 2023 Guidance

CHARLOTTE, N.C., May 2, 2023 - Premier, Inc. (NASDAQ: PINC), a leading technology-driven healthcare improvement company, today reported financial results for the fiscal year 2023 third quarter ended March 31, 2023 and provided updates to its fiscal 2023 guidance.

“We continue to make progress in advancing our longer-term strategy while supporting our members and other customers in a challenging and uncertain environment. During the fiscal 2023 third quarter, our group purchasing organization business performed in line with our expectations, with our non-acute, or Continuum of Care, GPO business producing mid-single digit growth in the quarter. Our direct sourcing business continues to be impacted by excess market supply and member inventory levels which contribute to lower demand and pricing,” said Michael J. Alkire, Premier’s President and CEO. “Our Performance Services segment grew nine percent quarter over quarter, driven by continued growth in our adjacent markets businesses collectively and our consulting services business.”

“Importantly, our business is built on a stable foundation anchored by a strong, flexible balance sheet and significant cash flows. As we look ahead, we remain focused on executing our multi-year growth strategy by partnering with our members and other customers and leveraging our assets to create innovative healthcare solutions and deliver long-term value for our stakeholders.”

Consolidated Financial Highlights

	Three Months Ended March 31,			Nine Months Ended March 31,
(in thousands, except per share data)	2023	2022	% Change	2023	2022	% Change
Net Revenue:
Supply Chain Services:
Net administrative fees	$148,441	$148,396	—%	$452,870	$448,261	1%
Software licenses, other services and support	11,032	8,914	24%	35,963	27,165	32%

Services and software licenses	159,473	157,310	1%	488,833	475,426	3%
Products	57,212	93,629	(39%)	183,066	323,825	(43%)

Total Supply Chain Services	216,685	250,939	(14%)	671,899	799,251	(16%)
Performance Services	105,556	96,903	9%	323,860	292,962	11%

Total segment net revenue	322,241	347,842	(7%)	995,759	1,092,213	(9%)
Eliminations	(9)	(9)	—%	(28)	(18)	56%

Net revenue	$322,232	$347,833	(7%)	$995,731	$1,092,195	(9%)

Net income	$48,649	$39,069	24%	$155,982	$237,607	(34%)
Net income attributable to stockholders	$46,801	$38,415	22%	$153,563	$235,964	(35%)
Diluted earnings per share attributable to stockholders	$0.39	$0.32	22%	$1.28	$1.94	(34%)

Consolidated Financial Highlights

	Three Months Ended March 31,			Nine Months Ended March 31,
(in thousands, except per share data)	2023	2022	% Change	2023	2022	% Change
NON-GAAP FINANCIAL MEASURES*:
Adjusted EBITDA:
Supply Chain Services	$122,040	$118,034	3%	$371,228	$381,586	(3%)
Performance Services	25,018	26,552	(6%)	87,587	89,277	(2%)

Total segment adjusted EBITDA	147,058	144,586	2%	458,815	470,863	(3%)
Corporate	(29,772)	(32,398)	8%	(91,613)	(94,956)	4%

Total	$117,286	$112,188	5%	$367,202	$375,907	(2%)

Adjusted net income	$69,488	$68,098	2%	$217,650	$235,444	(8%)

Adjusted earnings per share (EPS)	$0.58	$0.57	2%	$1.82	$1.93	(6%)

*	Refer to the supplemental financial information at the end of this release for reconciliation of reported GAAP results to non-GAAP results.

Fiscal 2023 Guidance

Certain statements in this release, including without limitation, those in this section, are forward-looking statements. For additional information regarding the use and limitations of such statements, refer to “Forward-Looking Statements” below and the “Risk Factors” section of the company’s most recent Form 10-K for the fiscal year ended June 30, 2022.

Based on its financial results for the nine months ended March 31, 2023, current visibility into the macro environment, and expectations for the remainder of this fiscal year, Premier is making the following changes to its fiscal 2023 guidance ranges:

•

Lowering Supply Chain Services segment net revenue to a range of $895 million to $925 million, reflecting lower direct sourcing revenue as a result of an ongoing impact from excess market supply and member inventory levels and lower revenues than the company previously anticipated due to delays in new domestic manufacturing capabilities. The company noted that its guidance for net administrative fees revenue of $600 million to $620 million remains unchanged.

•

Lowering Performance Services segment net revenue to a range of $440 million to $460 million, primarily reflecting some softening in demand and delayed decision-making by members for some of the company’s more comprehensive enterprise license agreement and consulting services engagements mainly due to the current macro-economic environment.

•	As a result of the aforementioned revisions to its segment-level revenue guidance, the company currently expects total net revenue to be in the range of $1.34 billion to $1.39 billion.

•

Lowering adjusted EBITDA to a range of $490 million to $510 million and adjusted EPS to a range of $2.43 to $2.55, primarily as a result of the aforementioned changes to revenue guidance as well as the result of the company entering into an amended agreement with FFF Enterprises, Inc. (“FFF”) in which Premier received a preference on any future liquidation of FFF. As a result, the company’s historical 49% ownership interest in FFF is now considered preferred equity rather than common stock interest, resulting in a change in accounting methodology where Premier will no longer recognize its proportionate share of equity earnings, which had historically been included in adjusted EBITDA and adjusted earnings per share. The company expects this accounting methodology change to result in an approximate $0.02 to $0.04 per share impact on its fiscal 2023 adjusted earnings per share. Premier noted that this change will not have an impact on cash flow.

Guidance Metric	Fiscal 2023 Guidance Range* (as of May 2, 2023)	Previous Fiscal 2023 Guidance Range* (as of February 7, 2023)
Segment Net Revenue: Supply Chain Services Performance Services	$895 million to $925 million $440 million to $460 million	$930 million to $980 million $450 million to $470 million

Total Net Revenue	$1.34 billion to $1.39 billion	$1.38 billion to $1.45 billion

Adjusted EBITDA	$490 million to $510 million	$510 million to $530 million

Adjusted EPS	$2.43 to $2.55	$2.53 to $2.65

Fiscal 2023 guidance is based on the realization of the following key assumptions:

•	Net administrative fees revenue of $600 million to $620 million (unchanged from previous guidance)

•	Direct sourcing products revenue of $250 million to $265 million (previously: $285 million to $315 million)

•	Capital expenditures of $85 million to $90 million (previously: $90 million to $95 million)

•	Effective income tax rate in the range of 26% to 27% (unchanged from previous guidance)

•	Free cash flow of 45% to 55% of adjusted EBITDA (unchanged from previous guidance)

•	Does not include the effect of any potential future significant acquisitions or share repurchases

*

Premier, Inc. does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. Refer to “Premier’s Use of Forward-Looking Non-GAAP Measures” below for additional explanation.

Results of Operations for the Three Months Ended March 31, 2023

(As compared with the three months ended March 31, 2022)

GAAP net revenue of $322.2 million decreased 7% from $347.8 million in the year-ago period. The decrease was due to a decline in direct sourcing products revenue as a result of the impact of excess market supply and member inventory levels and the continued normalization of COVID-19 pandemic-driven demand and pricing for personal protective equipment (PPE) and other related supplies.

GAAP net income of $48.6 million increased 24% from $39.1 million in the prior-year period mainly due to lower performance-related compensation expense in the current period compared with the fiscal 2022 third quarter offset by the impact of increased headcount primarily in the company’s growing adjacent markets businesses, restructuring costs associated with the cost-savings plan that Premier implemented in the third quarter of fiscal 2023, and an increase in interest expense resulting from higher interest rates associated with the utilization of the company’s revolving credit facility.

GAAP diluted EPS of $0.39 increased 22% from $0.32 in the same period a year ago due to the aforementioned drivers affecting GAAP net income quarter-over-quarter growth.

Adjusted EBITDA of $117.3 million increased 5% from $112.2 million for the same period a year ago primarily due to an increase in Supply Chain Services adjusted EBITDA partially offset by a decrease in Performance Services adjusted EBITDA. Refer to Supply Chain Services and Performance Services sections below for further discussion on the factors that impacted each segment during the quarter.

Adjusted net income of $69.5 million increased 2% from $68.1 million for the same period a year ago. Adjusted EPS of $0.58 increased 2% from $0.57 for the same period a year ago primarily as a result of the same factors that impacted adjusted EBITDA offset by an increase in the effective tax rate in the current year period.

Segment Results

(For the fiscal third quarter of 2023 as compared with the fiscal third quarter of 2022)

Supply Chain Services

Supply Chain Services segment net revenue of $216.7 million decreased 14% from $250.9 million for the same quarter a year ago, primarily reflecting lower products revenue in the third quarter of fiscal 2023, as described below.

Net administrative fees revenue of $148.4 million was flat compared with the year ago quarter driven by growth in Premier’s non-acute, or “Continuum of Care,” group purchasing business, offset by the following factors affecting the company’s acute GPO business: the continued normalization of demand and pricing across certain categories; continued regional variation in patient utilization trends affecting member purchasing; and an increase in aggregate blended member fee share due to market dynamics, including the impact from consolidation of certain member health systems.

Products revenue of $57.2 million decreased 39% from $93.6 million in the year-ago period which included higher prices and incremental purchases of PPE and other high-demand supplies related to the pandemic. The quarter-over-quarter decline, which the company expected, was primarily the result of the state of the pandemic compared with the prior-year period and continued excess market supply and member inventory levels which contributed to lower demand and pricing.

Segment adjusted EBITDA of $122.0 million increased 3% from $118.0 million the same period a year ago primarily due to lower performance-related compensation expense, lower logistics costs in the company’s direct sourcing business, and higher equity earnings related to certain of Premier’s minority investments in domestic manufacturing in the current-year period compared with the prior-year period. These items were partially offset by restructuring expenses paid during the quarter associated with the company’s previously announced cost-savings plan.

Performance Services

Performance Services segment net revenue of $105.6 million increased 9% from $96.9 million for the same quarter a year ago, primarily due to growth in the company’s consulting services and certain of its adjacent markets businesses, including revenue contributions from the company’s acquisition of TPRN Direct Pay, Inc. and Devon Health, Inc. (collectively, “TRPN”) in October 2022.

Segment adjusted EBITDA of $25.0 million decreased 6% from $26.6 million for the same period a year ago mainly due to higher headcount in the current-year period compared with the year-ago period in certain of the company’s adjacent markets businesses as well as restructuring expenses paid during the quarter associated with the company’s previously announced cost-savings plan. These items were partially offset by profitability associated with revenue growth in the PINC AI™ and Contigo Health businesses and lower performance-related compensation expense.

Results of Operations for the Nine Months Ended March 31, 2023

(As compared with the nine months ended March 31, 2022)

GAAP net revenue of $995.7 million decreased 9% from $1,092.2 million for the same period a year ago. The decrease was due to a decline in direct sourcing products revenue, which the company expected, as a result of the impact of excess market supply and member inventory levels and the continued normalization of pandemic-driven demand and pricing for PPE and other related supplies in the first nine months of fiscal 2023 as compared with the prior-year period.

GAAP net income of $156.0 million decreased 34% from $237.6 million in the same period a year ago primarily due to the following factors:

1.	a one-time gain of $64.1 million on the FFF put right in the prior-year period as a result of the termination and corresponding derecognition of the FFF Put Right liability in fiscal year 2022; and

2.

a $19.7 million increase in income tax expense primarily attributable to the prior year valuation allowance release resulting from the company’s subsidiary reorganization on the fiscal-year 2022 GAAP effective tax rate.

GAAP diluted EPS of $1.28 decreased 34% from $1.94 in the same period a year ago mainly due to the aforementioned decrease in net income.

Adjusted EBITDA of $367.2 million decreased 2% from $375.9 million in the same period a year ago.

Adjusted net income of $217.7 million decreased 8% from $235.4 million for the same period a year ago. Adjusted EPS decreased 6% to $1.82 from $1.93 for the same period a year ago. The company noted that adjusted net income and adjusted EPS reflect income tax expense at an effective rate of 26% and 24% for fiscal 2023 and 2022, respectively.

Supply Chain Services segment net revenue of $671.9 million decreased 16% from $799.3 million for the same period a year ago. Segment adjusted EBITDA of $371.2 million decreased 3% from $381.6 million for the same period a year ago.

Performance Services segment net revenue of $323.9 million increased 11% from $293.0 million for the same period a year ago. Segment adjusted EBITDA of $87.6 million decreased 2% from $89.3 million for the same period a year ago.

Cash Flows and Liquidity

Net cash provided by operating activities (“operating cash flow”) for the nine months ended March 31, 2023 of $331.2 million decreased by $3.6 million compared with the year-ago period primarily due to a decrease in cash receipts from members and other customers compared with the prior-year period in which there was higher direct sourcing products revenue to support members’ needs during the COVID-19 pandemic as well as an increase in revenue share paid to members in the current-year period. These items were partially offset by a decrease in inventory purchases compared with the year-ago period; lower operating expenses driven by the company’s cost-savings initiative implemented in the third quarter of fiscal 2023; and higher cash receipts primarily due to dividends from one of the company’s minority investments.

Net cash used in investing activities and net cash used in financing activities for the nine months ended March 31, 2023, were $249.8 million and $76.0 million, respectively. As of March 31, 2023, cash and cash equivalents were $91.5 million compared with $86.1 million as of June 30, 2022, and the company’s five-year, $1.0 billion revolving credit facility had an outstanding balance of $235.0 million, of which $60.0 million was repaid in April 2023.

Free cash flow for the nine months ended March 31, 2023 was $199.5 million compared with $201.9 million for the same period a year ago. The decrease was primarily due to the same factors that impacted operating cash flow, partially offset by a decrease in purchases of property and equipment compared to the prior-year period.

For the nine months ended March 31, 2023, the company paid aggregate dividends of $75.2 million to holders of its Class A common stock.

Conference Call and Webcast

Premier will host a conference call to provide additional detail around the company’s performance and outlook today at 8:00 a.m. ET. The call will be webcast live from the company’s website and, along with the accompanying presentation, will be available at the following link: Premier Events. The webcast should be accessed 10 minutes prior to the conference call start time. A replay of the webcast will be available for one year following the conclusion of the live broadcast and will be accessible on the company’s website at https://investors.premierinc.com.

For those parties who do not have internet access, the conference call may be accessed by calling one of the below telephone numbers and asking to join the Premier, Inc. call:

Domestic participant dial-in number (toll-free):	(833) 953-2438
International participant dial-in number:	(412) 317-5767

About Premier, Inc.

Premier, Inc. (NASDAQ: PINC) is a leading healthcare improvement company, uniting an alliance of more than 4,400 U.S. hospitals and health systems and approximately 250,000 other providers and organizations to transform healthcare. With integrated data and analytics, collaboratives, supply chain solutions, and consulting and other services, Premier enables better care and outcomes at a lower cost. Premier plays a critical role in the rapidly evolving healthcare industry, collaborating with members to co-develop long-term innovations that reinvent and improve the way care is delivered to patients nationwide. Headquartered in Charlotte, N.C., Premier is passionate about transforming American healthcare. Please visit Premier’s news and investor sites on www.premierinc.com, as well as Twitter, Facebook, LinkedIn, YouTube, Instagram and Premier’s blog for more information about the company.

Premier’s Use and Definition of Non-GAAP Measures

Premier uses EBITDA, adjusted EBITDA, segment adjusted EBITDA, adjusted net income, adjusted earnings per share, and free cash flow to facilitate a comparison of the company’s operating performance on a consistent basis from period to period and to provide measures that, when viewed in combination with its results prepared in accordance with GAAP, allow for a more complete understanding of factors and trends affecting the company’s business than GAAP measures alone. Management believes EBITDA, adjusted EBITDA and segment adjusted EBITDA assist the company’s board of directors, management and investors in comparing the company’s operating performance on a consistent basis from period to period by removing the impact of the company’s asset base (primarily depreciation and amortization) and items outside the control of management (taxes), as well as other non-cash (impairment of intangible assets and purchase accounting adjustments) and non-recurring items, from operating results. Adjusted EBITDA and segment adjusted EBITDA are supplemental financial measures used by the company and by external users of the company’s financial statements.

Management considers adjusted EBITDA an indicator of the operational strength and performance of the company’s business. Adjusted EBITDA allows management to assess performance without regard to financing methods and capital structure and without the impact of other matters that management does not consider indicative of the operating performance of the business. Segment adjusted EBITDA is the primary earnings measure used by management to evaluate the performance of the company’s business segments.

Management believes free cash flow is an important measure because it represents the cash that the company generates after payment of tax distributions to limited partners, payments to certain former limited partners that elected to execute a Unit Exchange and Tax Receivable Agreement (“Unit Exchange Agreement) in connection with our August 2020 restructuring and purchases of property and equipment to maintain existing products and services and ongoing business operations, as well as development of new and upgraded products and services to support future growth. Free cash flow is important because it allows the company to enhance stockholder value through acquisitions, partnerships, joint ventures, investments in related or complimentary businesses and/or debt reduction.

Non-recurring items are items to be income or expenses and other items that have not been earned or incurred within the prior two years and are not expected to recur within the next two years. Such items include stock-based compensation, acquisition- and disposition-related expenses, strategic initiative- and financial restructuring-related expenses, remeasurement of TRA liabilities, loss on disposal of long-live assets, gain or loss on FFF put and call rights, income and expense that has been classified as discontinued operations and other expense.

Non-operating items include gains or losses on the disposal of assets and interest and investment income or expense.

EBITDA is defined as net income before income or loss from discontinued operations, net of tax, interest and investment income or expense, net, income tax expense, depreciation and amortization and amortization of purchased intangible assets.

Adjusted EBITDA is defined as EBITDA before merger and acquisition-related expenses and non-recurring, non-cash or non-operating items and including equity in net income of unconsolidated affiliates.

Segment adjusted EBITDA is defined as the segment’s net revenue less cost of revenue and operating expenses directly attributable to the segment excluding depreciation and amortization, amortization of purchased intangible assets, merger and acquisition-related expenses and non-recurring or non-cash items and including equity in net income of unconsolidated affiliates. Operating expenses directly attributable to the segment include expenses associated with sales and marketing, general and administrative, and product development activities specific to the operation of each segment. General and administrative corporate expenses that are not specific to a particular segment are not included in the calculation of Segment Adjusted EBITDA. Segment Adjusted EBITDA also excludes any income and expense that has been classified as discontinued operations.

Adjusted net income is defined as net income attributable to Premier (i) excluding income or loss from discontinued operations, net, (ii) excluding income tax expense, (iii) excluding the impact of adjustment of redeemable limited partners’ capital to redemption amount, (iv) excluding the effect of non-recurring or non-cash items, including certain strategic initiative- and financial restructuring-related expenses, (v) assuming the exchange of all the Class B common units for shares of Class A common stock, which results in the elimination of non-controlling interest in Premier LP and (vi) reflecting an adjustment for income tax expense on Non-GAAP net income before income taxes at our estimated annual effective income tax rate, adjusted for unusual or infrequent items.

Adjusted earnings per share is Adjusted Net Income divided by diluted weighted average shares.

Free cash flow is defined as net cash provided by operating activities from continuing operations less distributions and Tax Receivable Agreement payments to limited partners, early termination payments to certain former limited partners that elected to execute a Unit Exchange Agreement in connection with our August 2020 restructuring and purchases of property and equipment. Free Cash Flow does not represent discretionary cash available for spending as it excludes certain contractual obligations such as debt repayments.

To properly and prudently evaluate our business, readers are urged to review the reconciliation of these non-GAAP financial measures, as well as the other financial tables, included at the end of this release. Readers should not rely on any single financial measure to evaluate the company’s business. In addition, the non-GAAP financial measures used in this release are susceptible to varying calculations and may differ from, and may therefore not be comparable to, similarly titled measures used by other companies.

Further information on Premier’s use of non-GAAP financial measures is available in the “Our Use of Non-GAAP Financial Measures” section of Premier’s Form 10-K for the year ended June 30, 2023, filed with the Securities and Exchange Commission (SEC), as may be updated in subsequent filings with the SEC.

Premier’s Use of Forward-Looking Non-GAAP Measures

The company does not meaningfully reconcile guidance for non-GAAP adjusted EBITDA and non-GAAP adjusted earnings per share to net income attributable to stockholders or earnings per share attributable to stockholders because the company cannot provide guidance for the more significant reconciling items between net income attributable to stockholders and adjusted EBITDA and between earnings per share attributable to stockholders and non-GAAP adjusted earnings per share without unreasonable effort. This is due to the fact that future period non-GAAP guidance includes adjustments for items not indicative of our core operations, which may include, without limitation, items included in the supplemental financial information for reconciliation of reported GAAP results to non-GAAP results. Such items include strategic and acquisition related expenses for professional fees; mark to market adjustments for put options and contingent liabilities; gains and losses on stock-based performance shares; adjustments to its income tax provision (such as valuation allowance adjustments and settlements of income tax claims); items related to corporate and facility restructurings; and certain other items the company believes to be non-indicative of its ongoing operations. Such adjustments may be affected by changes in ongoing assumptions, judgements, as well as nonrecurring, unusual or unanticipated charges, expenses or gains/losses or other items that may not directly correlate to the underlying performance of our business operations. The exact amount of these adjustments is not currently determinable but may be significant.

Cautionary Note Regarding Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts, such as those related to our ability to advance our long-term strategies, the payment of dividends at current levels, or at all, our expected effective income tax rate, and the statements under the heading “Fiscal 2023 Guidance” and the key assumptions underlying fiscal 2023 guidance, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. Accordingly, readers should not place undue reliance on any forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that include terms such as “believes,” “belief,” “expects,” “estimates,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. Forward-looking statements may include comments as to Premier’s beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside Premier’s control. More information on potential factors that could affect Premier’s financial results is included from time to time in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Premier’s periodic and current filings with the SEC, including those discussed under the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” section of Premier’s Form 10-K for the year ended June 30, 2022 as well as the Form 10-Q for the quarter ended March 31, 2023, expected to be filed with the SEC shortly after the date of this release, and also made available on Premier’s website at investors.premierinc.com. Forward-looking statements speak only as of the date they are made, and Premier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events that occur after that date, or otherwise.

Investor contact:	Media contact:

Angie McCabe	Amanda Forster
Vice President, Investor Relations	Vice President, Public Relations
704.816.3888	202.879.8004
angie_mccabe@premierinc.com	amanda_forster@premierinc.com

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2023	2022	2023	2022
Net revenue:
Net administrative fees	$148,441	$148,396	$452,870	$448,261
Software licenses, other services and support	116,579	105,808	359,795	320,109

Services and software licenses	265,020	254,204	812,665	768,370
Products	57,212	93,629	183,066	323,825

Net revenue	322,232	347,833	995,731	1,092,195
Cost of revenue:
Services and software licenses	54,149	46,735	163,428	136,326
Products	49,013	88,621	168,507	294,916

Cost of revenue	103,162	135,356	331,935	431,242

Gross profit	219,070	212,477	663,796	660,953
Operating expenses:
Selling, general and administrative	143,587	143,676	416,165	418,330
Research and development	1,001	826	2,976	2,666
Amortization of purchased intangible assets	11,916	11,151	35,415	32,890

Operating expenses	156,504	155,653	454,556	453,886

Operating income	62,566	56,824	209,240	207,067

Equity in net income of unconsolidated affiliates	4,630	3,991	14,547	17,165
Interest expense, net	(4,269)	(2,804)	(11,759)	(8,465)
Gain on FFF Put and Call Rights	—	—	—	64,110
Other income (expense), net	2,954	(4,248)	3,720	(2,176)

Other (expense) income, net	3,315	(3,061)	6,508	70,634

Income before income taxes	65,881	53,763	215,748	277,701
Income tax expense	17,232	14,694	59,766	40,094

Net income	48,649	39,069	155,982	237,607
Net income attributable to non-controlling interest	(1,848)	(654)	(2,419)	(1,643)

Net income attributable to stockholders	$46,801	$38,415	$153,563	$235,964

Calculation of GAAP Earnings per Share
Numerator for earnings per share:
Net income attributable to stockholders	$46,801	$38,415	$153,563	$235,964
Denominator for earnings per share:
Basic weighted average shares outstanding	118,872	118,697	118,668	120,957
Effect of dilutive securities:
Stock options	76	98	103	225
Restricted stock	528	465	519	499
Performance share awards	340	553	542	621

Diluted weighted average shares and assumed conversions	119,816	119,813	119,832	122,302

Earnings per share attributable to stockholders:
Basic	$0.39	$0.32	$1.29	$1.95
Diluted	$0.39	$0.32	$1.28	$1.94

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except share data)

	March 31, 2023	June 30, 2022
Assets
Cash and cash equivalents	$91,493	$86,143
Accounts receivable (net of $2,747 and $2,043 allowance for credit losses, respectively)	115,289	114,129
Contract assets (net of $808 and $755 allowance for credit losses, respectively)	290,824	260,061
Inventory	94,431	119,652
Prepaid expenses and other current assets	59,091	65,581

Total current assets	651,128	645,566
Property and equipment (net of $642,684 and $578,644 accumulated depreciation, respectively)	206,687	213,379
Intangible assets (net of $252,997 and $217,582 accumulated amortization, respectively)	442,718	356,572
Goodwill	1,069,073	999,913
Deferred income tax assets	722,949	725,032
Deferred compensation plan assets	47,699	47,436
Investments in unconsolidated affiliates	230,300	215,545
Operating lease right-of-use assets	31,658	39,530
Other assets	110,305	114,154

Total assets	$3,512,517	$3,357,127

Liabilities and stockholders’ equity
Accounts payable	$53,486	$44,631
Accrued expenses	63,372	40,968
Revenue share obligations	258,112	245,395
Accrued compensation and benefits	59,088	93,638
Deferred revenue	27,880	30,463
Current portion of notes payable to former limited partners	99,200	97,806
Line of credit and current portion of long-term debt	236,272	153,053
Other current liabilities	102,922	47,183

Total current liabilities	900,332	753,137
Long-term debt, less current portion	1,008	2,280
Notes payable to former limited partners, less current portion	126,614	201,188
Deferred compensation plan obligations	47,699	47,436
Deferred consideration, less current portion	29,189	28,702
Operating lease liabilities, less current portion	25,468	32,960
Other liabilities	46,416	42,574

Total liabilities	1,176,726	1,108,277

Commitments and contingencies
Stockholders’ equity:
Class A common stock, $0.01 par value, 500,000,000 shares authorized; 125,309,682 shares issued and 118,880,307 shares outstanding at March 31, 2023 and 124,481,610 shares issued and 118,052,235 shares outstanding at June 30, 2022	1,253	1,245
Treasury stock, at cost; 6,429,375 shares at both March 31, 2023 and June 30, 2022	(250,129)	(250,129)
Additional paid-in capital	2,175,048	2,166,047
Retained earnings	409,630	331,690
Accumulated other comprehensive loss	(11)	(3)

Total stockholders’ equity	2,335,791	2,248,850

Total liabilities and stockholders’ equity	$3,512,517	$3,357,127

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Nine Months Ended March 31,
	2023	2022
Operating activities
Net income	$155,982	$237,607
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	100,568	95,764
Equity in net income of unconsolidated affiliates	(14,547)	(17,165)
Deferred income taxes	2,083	36,926
Stock-based compensation	16,375	37,792
Gain on FFF Put and Call Rights	—	(64,110)
Other	3,066	4,578
Changes in operating assets and liabilities, net of the effects of acquisitions:
Accounts receivable, inventories, prepaid expenses and other assets	47,389	91,418
Contract assets	(31,975)	(39,139)
Accounts payable, accrued expenses, deferred revenue, revenue share obligations and other liabilities	52,237	(48,882)

Net cash provided by operating activities	$331,178	$334,789

Investing activities
Purchases of property and equipment	$(58,464)	$(61,061)
Acquisition of businesses and equity method investments, net of cash acquired	(187,750)	(26,000)
Investment in unconsolidated affiliates	(2,060)	(16,000)
Other	(1,510)	(10,000)

Net cash used in investing activities	$(249,784)	$(113,061)

Financing activities
Payments made on notes payable	$(76,024)	$(75,082)
Proceeds from credit facility	350,000	300,000
Payments on credit facility	(265,000)	(125,000)
Proceeds from exercise of stock options under equity incentive plan	704	37,385
Cash dividends paid	(75,227)	(72,861)
Repurchase of Class A common stock (held as treasury stock)	—	(250,129)
Other	(10,489)	14,318

Net cash used in financing activities	$(76,036)	$(171,369)

Effect of exchange rate changes on cash flows	(8)	3
Net increase in cash and cash equivalents	5,350	50,362
Cash and cash equivalents at beginning of year	86,143	129,141

Cash and cash equivalents at end of period	$91,493	$179,503

Supplemental Financial Information

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

(Unaudited)

(In thousands)

	Nine Months Ended March 31,
	2023	2022
Net cash provided by operating activities	$331,178	$334,789
Purchases of property and equipment	(58,464)	(61,061)
Early termination payments to certain former limited partners that elected to execute a Unit Exchange Agreement (a)	(73,180)	(71,786)

Free Cash Flow	$199,534	$201,942

(a)

Early termination payments to certain former limited partners that elected to execute a Unit Exchange Agreement in connection with Premier’s August 2020 restructuring are presented in Condensed Consolidated Statements of Cash Flows under “Payments made on notes payable.” During the nine months ended March 31, 2023, the company paid $77.0 million to members including imputed interest of $3.8 million which is included in net cash provided by operating activities. During the nine months ended March 31, 2022, the company paid $77.0 million to members, including imputed interest of $5.2 million which is included in net cash provided by operating activities.

Supplemental Financial Information

Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA

Reconciliation of Operating Income to Segment Adjusted EBITDA

Reconciliation of Net Income Attributable to Stockholders to Adjusted Net Income

(Unaudited)

(In thousands)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2023	2022	2023	2022
Net income	$48,649	$39,069	$155,982	$237,607
Interest expense, net	4,269	2,804	11,759	8,465
Income tax expense	17,232	14,694	59,766	40,094
Depreciation and amortization	20,275	21,408	65,153	62,874
Amortization of purchased intangible assets	11,916	11,151	35,415	32,890

EBITDA	102,341	89,126	328,075	381,930
Stock-based compensation	6,709	14,149	16,859	38,229
Acquisition- and disposition-related expenses	6,294	3,115	11,592	10,282
Strategic initiative and financial restructuring-related expenses	1,942	5,540	10,988	9,314
Gain on FFF Put and Call Rights	—	—	—	(64,110)
Other reconciling items, net	—	258	(312)	262

Adjusted EBITDA	$117,286	$112,188	$367,202	$375,907

Income before income taxes	$65,881	$53,763	$215,748	$277,701
Equity in net income of unconsolidated affiliates	(4,630)	(3,991)	(14,547)	(17,165)
Interest expense, net	4,269	2,804	11,759	8,465
Gain on FFF Put and Call Rights	—	—	—	(64,110)
Other (income) expense, net	(2,954)	4,248	(3,720)	2,176

Operating income	62,566	56,824	209,240	207,067
Depreciation and amortization	20,275	21,408	65,153	62,874
Amortization of purchased intangible assets	11,916	11,151	35,415	32,890
Stock-based compensation	6,709	14,149	16,859	38,229
Acquisition- and disposition-related expenses	6,294	3,115	11,592	10,282
Strategic initiative and financial restructuring-related expenses	1,942	5,540	10,988	9,314
Equity in net income of unconsolidated affiliates	4,630	3,991	14,547	17,165
Deferred compensation plan expense (income)	2,859	(3,994)	3,148	(1,923)
Other reconciling items, net	95	4	260	9

Adjusted EBITDA	$117,286	$112,188	$367,202	$375,907

SEGMENT ADJUSTED EBITDA
Supply Chain Services	$122,040	$118,034	$371,228	$381,586
Performance Services	25,018	26,552	87,587	89,277
Corporate	(29,772)	(32,398)	(91,613)	(94,956)

Adjusted EBITDA	$117,286	$112,188	$367,202	$375,907

Net income attributable to stockholders	$46,801	$38,415	$153,563	$235,964
Net income attributable to non-controlling interest	1,848	654	2,419	1,643
Income tax expense	17,232	14,694	59,766	40,094
Amortization of purchased intangible assets	11,916	11,151	35,415	32,890
Stock-based compensation	6,709	14,149	16,859	38,229
Acquisition- and disposition-related expenses	6,294	3,115	11,592	10,282
Strategic initiative and financial restructuring-related expenses	1,942	5,540	10,988	9,314
Gain on FFF Put and Call Rights	—	—	—	(64,110)
Other reconciling items, net	1,161	1,885	3,520	5,489

Adjusted income before income taxes	93,903	89,603	294,122	309,795
Income tax expense on adjusted income before income taxes	24,415	21,505	76,472	74,351

Adjusted Net Income	$69,488	$68,098	$217,650	$235,444

Supplemental Financial Information

Reconciliation of GAAP EPS to Adjusted EPS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2023	2022	2023	2022
Net income attributable to stockholders	$46,801	$38,415	$153,563	$235,964
Net income attributable to non-controlling interest	1,848	654	2,419	1,643
Income tax expense	17,232	14,694	59,766	40,094
Amortization of purchased intangible assets	11,916	11,151	35,415	32,890
Stock-based compensation	6,709	14,149	16,859	38,229
Acquisition- and disposition-related expenses	6,294	3,115	11,592	10,282
Strategic initiative and financial restructuring-related expenses	1,942	5,540	10,988	9,314
Gain on FFF Put and Call Rights	—	—	—	(64,110)
Other reconciling items, net	1,161	1,885	3,520	5,489

Adjusted income before income taxes	93,903	89,603	294,122	309,795
Income tax expense on adjusted income before income taxes	24,415	21,505	76,472	74,351

Adjusted Net Income	$69,488	$68,098	$217,650	$235,444

Weighted average:
Common shares used for basic and diluted earnings per share	118,872	118,697	118,668	120,957
Potentially dilutive shares	944	1,116	1,164	1,345

Weighted average shares outstanding—diluted	119,816	119,813	119,832	122,302

Basic earnings per share attributable to stockholders	$0.39	$0.32	$1.29	$1.95
Net income attributable to non-controlling interest	0.02	0.01	0.02	0.01
Income tax expense	0.14	0.12	0.50	0.33
Amortization of purchased intangible assets	0.10	0.09	0.30	0.27
Stock-based compensation	0.06	0.12	0.14	0.32
Acquisition- and disposition-related expenses	0.05	0.03	0.10	0.09
Strategic initiative and financial restructuring-related expenses	0.02	0.05	0.09	0.08
Gain on FFF Put and Call Rights	—	—	—	(0.53)
Other reconciling items, net	0.01	0.02	0.04	0.04
Impact of corporation taxes	(0.21)	(0.18)	(0.64)	(0.61)
Impact of dilutive shares	—	(0.01)	(0.02)	(0.02)

Adjusted EPS	$0.58	$0.57	$1.82	$1.93

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